UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 4, 2016

Six Flags Entertainment Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of Principal Executive Offices)	(Zip Code)

(972) 595-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 4, 2016, Six Flags Entertainment Corporation (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, two proposals were voted on and, with approximately 94 percent of the shares voted, the final results for the votes regarding each proposal are set forth below.

1.     Election of Directors. The following eight nominees were elected to the Board of Directors of the Company to serve for the ensuing year and until their respective successors are elected and qualified.

Nominee	For	Withhold	Broker Non-Vote
Kurt M. Cellar	79,529,744	553,279	7,471,815
John M. Duffey	79,647,357	435,666	7,471,815
Charles A. Koppelman	79,323,428	759,595	7,471,815
Jon L. Luther	79,336,679	746,344	7,471,815
Usman Nabi	79,533,665	549,358	7,471,815
Stephen D. Owens	79,295,425	787,598	7,471,815
James Reid-Anderson	79,564,648	518,375	7,471,815
Richard W. Roedel	79,578,670	504,353	7,471,815

 2.    Advisory Vote to Ratify Independent Accounting Firm. The appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 was ratified on an advisory basis.

For	Against	Abstain	Broker Non-Vote
87,057,335	455,669	41,834	—

Item 8.01    Other Events.

     On May 5, 2016, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.58 per share of common stock. The dividend will be payable June 13, 2016 to shareholders of record as of May 26, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)                 Exhibits

99.1                        Press Release Announcing Quarterly Cash Dividend, dated May 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
		Name:	Lance C. Balk
		Title:	Executive Vice President and General
Counsel
Date: May 6, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Announcing Quarterly Cash Dividend, dated May 5, 2016

4